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                                                                    Exhibit 10.2

                               DIME MORTGAGE, INC.
                         6200 Courtney Campbell Causeway
                              Tampa, Florida 33607


                                                      June 22, 1997



Terrance G. Hodel
616 Biscayne Drive
San Rafael, California 94901

            Re:   Agreement Regarding Initial Employment Terms

Dear Mr. Hodel:

            This letter agreement (the "Letter Agreement") is intended to detail elements of your initial compensation arrangements with Dime Mortgage, Inc. ("DMI") to become applicable upon your commencement of employment by DMI. DMI agrees to employ you, and you agree to be employed by DMI, on the following terms and conditions:

            1. As an employee of DMI, your principal responsibilities will include assisting the CEO and COO of DMI in matters relating to the consolidation of North American Mortgage Company's operations with those of DMI following Consummation (as defined below), including the consolidation of origination networks. Your title will be Vice Chairman. Your place of employment will be Santa Rosa, California. You will also have responsibility for such other duties as may be assigned to you by the CEO or COO of DMI from time to time. You will be employed by DMI for a term of one (1) year (the "Term") from the date of Consummation.

            Your salary will be at a rate of $550,000 (the "Base Salary") per annum, payable with respect to the period of your employment by DMI in accordance with DMI's normal payroll practices. You will be eligible to participate in DMI's incentive plan during 1997 and the portion of 1998 comprising the Term; provided that: (1) you will receive a minimum incentive award of (x) $225,000 for calendar year 1997 less (y) the total amount of any performance or other bonuses or awards which are paid, or accrued to be paid, to you under the annual executive bonus plan or any other bonus plan or arrangement in respect of 1997 by North American Mortgage Company (and its subsidiaries) prior to the date of Consummation in respect of such year and (2) at the end of the Term you will receive a
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minimum incentive award of $225,000 as pro rated for the portion of the Term comprising calendar year 1998, except that no such incentive award will be payable to you by DMI if, prior to December 31, 1997, in the case of clause (1), or prior to the end of the Term, in the case of clause (2) your employment is terminated (a) by you or (b) by DMI for "cause" (as defined below). You will be eligible during the Term to participate in such life, medical, and other insurance plans or programs as are made available by DMI to its full-time salaried employees. During the Term, you will be eligible to participate in one or more programs providing defined contribution retirement benefits with the rate of employer contributions (or deemed employer contributions) not less in the aggregate than that previously provided by North American Mortgage Company (but with no such contributions to be made or accrue with respect to any payments to be made pursuant to the "Transaction Agreement" or otherwise pursuant to Section 3 of this Letter Agreement (as defined below)). In consideration of DMI's agreement to employ you under the terms described above, and otherwise in consideration of the payments to be made to you pursuant to
Schedule 6.19 to the Transaction Agreement, you agree that, for the period commencing on the date of this Letter Agreement, and ending on the first anniversary of the later of your termination of employment (for any reason) with DMI and with North American Mortgage Company, you covenant and agree that you will not solicit or otherwise encourage any employee, agent or representative of DMI or any person who was employed by DMI or by North American Mortgage Company as an employee, agent or representative at the time of your termination of employment or during the six month period prior to the later of your termination of employment with DMI and with North American Mortgage Company (or their parents or subsidiaries), to terminate his or her employment with DMI (or North American Mortgage Company) or such parent or subsidiary, or to become an officer, board member, owner, partner, consultant, employee, agent or representative of any person, firm, corporation, association or other entity engaged in the mortgage banking business; provided that the foregoing shall not preclude you from soliciting for employment any person terminated by DMI or North American Mortgage Company subsequent to your termination without cause. Unless otherwise consented to by DMI in writing, during or following your employment by DMI, you will not disclose or make accessible to any other person, firm, corporation, association or other entity any confidential non-public information regarding North American Mortgage Company, DMI or their parents or subsidiaries, except (i) as approved by DMI in the course of DMI's business for DMI's benefit, or (ii) when required to do so by law.

           2. This Letter Agreement shall become effective, and is expressly subject to and conditioned, upon the consummation ("Consummation") of the transaction contemplated by that certain Agreement and Plan of Combination, dated as of June 22, 1997, between Dime Bancorp, Inc. ("Bancorp") and North American Mortgage Company
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(the "Transaction Agreement"). (If in connection with the transactions contemplated by the Transaction Agreement, the mortgage banking operations of DMI are transferred to another entity that is a direct or indirect subsidiary of Dime Bancorp, Inc. then this Letter Agreement shall be assumed by, and be binding upon, such entity and the term "DMI" as used herein shall mean such entity.) Accordingly, your employment by DMI, and DMI's agreement to be bound by the terms hereof, is expressly conditioned upon and subject to Consummation. If for any reason the Consummation does not occur as contemplated in Transaction Agreement, or if you voluntarily terminate your employment with North American Mortgage Company prior to the Consummation, DMI shall have no obligation to employ you, shall have no further obligation or liability to you under this Letter Agreement whatsoever, and the terms of this Letter Agreement shall become automatically void and without further effect.

            3. It is a further condition to DMI's agreement to enter into and be bound by the terms of this Letter Agreement that you hereby agree you will not be entitled to, and shall by and upon your execution of this Letter Agreement be deemed to have irrevocably waived, any rights to any severance or other benefits in connection with the termination of your employment with North American Mortgage Company or DMI (except to the extent of any benefits to be properly provided to you pursuant to Schedule 6.19 to the Transaction Agreement that have not yet been paid), whether under any severance agreement, arrangement or plan to which you are otherwise a party or in which you may otherwise be a participant, including, without limitation, as may otherwise be provided in that certain Termination Agreement, dated as of February 7, 1995 between you and North American Mortgage Company (the "Termination Agreement"), and under the North American Mortgage Company Senior Executive Severance Pay Plan (the "Severance Pay Plan"), and that upon effectiveness of this Letter Agreement, the Termination Agreement and your right to any benefits under the Severance Pay Plan shall finally terminate and be of no further force or effect; provided, however, that you will continue to be eligible during the one (1) year period following the termination of your employment with DMI for medical and life insurance benefits on the same basis as if your employment by DMI had continued for that year.

            4. You shall have no right to receive any severance pay or severance benefit or any other compensation or benefit for any period after the date of the termination by DMI of your employment for cause or following the voluntary termination by you of your employment prior to the end of the Term. As used in this Letter Agreement, "cause" shall mean your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform assigned duties or willful
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violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

            5. Notwithstanding the foregoing, if any statute, regulation, order, agreement or regulatory interpretation thereof that is valid and binding upon DMI, including, without limitation, 12 USC Section 1828(k) and regulations thereunder (each a "Regulatory Restriction") restricts, prohibits or limits the amount of any payment or the provision of any benefit that DMI would otherwise be liable for pursuant to this Letter Agreement, then the amount that DMI will pay to you will not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded, superseded, amended or otherwise determined not to restrict, limit or prohibit payment by DMI of amounts otherwise due you hereunder, DMI shall promptly thereafter pay to you any amounts (or the value of any benefit) previously withheld from you as a result of such Regulatory Restriction. As of the date hereof, DMI represents there are no Regulatory Restrictions restricting your rights to payments contemplated hereby. Further, if any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if any such Parachute Payment, when added to any other payments that are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as DMI shall determine in its sole discretion. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law. Furthermore, to the extent required to be included herein, all of the provisions required to be included in this Letter Agreement pursuant to 12 C.F.R. 563.39(b) are hereby deemed to be incorporated herein by reference and to be a part of this Letter Agreement.

            6. This Letter Agreement is intended solely to detail certain of your initial compensation arrangements with DMI. Nothing in this Letter Agreement confers upon you the right to continue in the employment of DMI or interferes with or restricts in any way the right of DMI to terminate your employment at any time, with or without cause.

            7. Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

            8. This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York.
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Except as otherwise provided above, this Letter Agreement may only be amended in writing signed by both parties hereto.

            Please indicate your acceptance to the terms of this Letter Agreement by signing below. This Letter Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

                              Very truly yours,

                              DIME MORTGAGE, INC.



                              By: /s/ D. James Daras
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AGREED AND ACCEPTED

/s/ Terrance G. Hodel
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Terrance G. Hodel
Date: June 22, 1997